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                                    FORM 15


 Certification and Notice of Termination under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number  0-13652
                                                -------

                    Communications World International, Inc.
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             (Exact name of registrant as specified in its charter)

 6025 South Quebec Street, Suite 300, Englewood, Colorado 80111, (303) 721-8200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           No Par Value Common Stock
                           -------------------------
            (Title of each class of securities covered by this Form)

___________________________________None____________________________________
                                   ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [X]
     Rule 12g-4(a)(i)(ii)    [X]     Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [ ]
     rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of records as of the certification or notice date: 250

     Pursuant to the requirements of the Securities Exchange Act of 1934 Communications World International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   Communications World International, Inc.

     Date:  October 13, 1998       By: /s/ Scott E. Harris
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                                       Scott E. Harris, Executive Vice President